As filed with the U.S. Securities and Exchange Commission on July 1, 2025

Registration No. 333-281225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 9

to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RYOJBABA CO., LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Japan	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

RYOJBABA CO., LTD.

4-3-1, Ohashi, Minami-Ku

Fukuoka-Shi, Fukuoka, 815-0033, Japan

Telephone: +81 (92) 553-0344

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 9 is being filed solely for the purpose of filing Exhibit 23.1, the Consent of TAAD, LLP, to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 9 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 7 to the Registration Statement filed on May 8, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

1.	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

Pursuant to Articles 27 and 37 of the Articles of Incorporation of the Company and pursuant to Article 427 of the Companies Act, the Company may enter into agreements with non-executive directors and corporate auditors to limit their liability to the Company with respect to loss or damage caused by their acts stipulated in Article 423 of the Companies Act, respectively. However, the amount of such limited liability shall be the minimum liability limit stipulated by laws and regulations. Currently, there is no “non-executive director” under the Companies Act. Ryoji Baba (Chief Executive Officer of rYojbaba Co., Ltd.), Satoshi Saito (Chief Financial Officer of rYojbaba Co., Ltd.), and Yusuke Hirata (Chief Accounting Officer of rYojbaba Co., Ltd.) are “executive” directors under the Companies Act.

In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

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Item 7. Recent Sales of Unregistered Securities.

Historical Common Equity Transactions

On January 5, 2015, Enterprise Co., Ltd. (now known as rYojbaba Co., Ltd.) issued 100 common shares to Masataka Sakai for ¥5,000,000.

Warrant

On April 4, 2023, rYojbaba Co., Ltd. issued a warrant to purchase common shares to HeartCore (“Original Warrant”) in exchange for services rendered as a consultant in connection with the proposed initial public offering of rYojbaba Co., Ltd. Pursuant to the terms of the Warrant, rYojbaba Co., Ltd. may, at any time (i) on or after the earlier of the date that either (a) rYojbaba Co., Ltd. completes its first initial public offering of stock in the U.S. resulting in any class of rYojbaba Co., Ltd.’s stock being listed for trading on any tier of the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) or the NYSE American; (b) rYojbaba Co., Ltd. consummates a merger or other transaction with a special purpose acquisition company (“SPAC”) wherein rYojbaba Co., Ltd. becomes a subsidiary of the SPAC; or (c) rYojbaba Co., Ltd. undertakes any other Fundamental Transaction (the “Trigger Date”); and (ii) on or prior to the close of business on the tenth anniversary of the Trigger Date, exercise the Warrant to purchase 3,000 common shares of rYojbaba Co., Ltd., which represents 3% of rYojbaba Co., Ltd.’s issued and outstanding common shares as of the Trigger Date, for an exercise price per share of $0.01, subject to adjustment as provided in the Warrant. The number of shares for which the Warrant will be exercisable will be automatically adjusted on the Trigger Date to be 3% of the fully diluted number and class of shares of capital stock of rYojbaba Co., Ltd. as of the Trigger Date, following completion of the transactions which caused the Trigger Date to be achieved. The Warrant contains a 9.99% equity blocker.

First Warrant Exchange

Pursuant to a Warrant Exchange Agreement, dated September 7, 2023, among HeartCore, rYojbaba Co., Ltd., rYojbaba Holdings, Inc. (the former parent company of rYojbaba Co., Ltd.), and other the parties to such agreement agreed to an exchange of the Original Warrant of rYojbaba Co., Ltd. for a new warrant (“New Warrant”) of rYojbaba Holdings, Inc., whereby the Original Warrant was deemed terminated and of no further force or effect.

Spin-Off

On January 12, 2024, rYojbaba Holdings, Inc., a Delaware corporation, the former parent company of rYojbaba Co., Ltd., distributed 10,000,000 common shares of rYojbaba Co., Ltd. to the shareholders of rYojbaba Holdings, Inc. in a spin-off transaction, and, thereafter, rYojbaba Holdings, Inc. dissolved.

Second Warrant Exchange

Pursuant to a Second Warrant Exchange Agreement, dated January 12, 2024, among HeartCore, rYojbaba Co., Ltd., rYojbaba Holdings, Inc., and other the parties to such agreement agreed to an exchange of the New Warrant of rYojbaba Holdings, Inc. for a second new warrant (“Second New Warrant”) of rYojbaba Co., Ltd., whereby the New Warrant was deemed terminated and of no further force or effect.

Pursuant to the terms of the Second New Warrant, HeartCore may, at any time on or after the date that rYojbaba Co., Ltd. completes its first initial public offering of stock in the United States resulting in any class of rYojbaba Co., Ltd. stock being listed for trading on any tier of the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American (the “IPO Date”) and on or prior to the close of business on the tenth anniversary of the IPO Date, exercise the New Warrant to purchase 300,000 common shares of rYojbaba Co., Ltd. for an exercise price per share of $0.01, subject to adjustment as provided in the Second New Warrant. The Second New Warrant contains a 9.99% equity blocker. This warrant was terminated upon the issuance of the stock acquisition rights to HeartCore described immediately below.

Forward Stock Split

Effective March 3, 2024, the Company approved a stock split of the Company’s issued and outstanding common shares, at a ratio of 1-for-1,000 (the “Stock Split”). As of December 31, 2023 and immediately prior to the Stock Split, there were 10,000 common shares issued and outstanding. As a result of the Stock Split, the Company has 10,000,000 common shares issued and outstanding. All share and per share data included within the consolidated financial statements and related footnotes have been adjusted to account for the effect of the Stock Split.

Stock Acquisition Rights

On March 3, 2024, the Company allotted 300,000 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors on March 3, 2024 in substitution for the Second New Warrant executed as of January 12, 2024 between the Company and HeartCore. The stock acquisition right is exercisable upon a successful listing on the Nasdaq Capital Market or NYSE American and has an exercise price of US$0.01 per share and is fully vested. The number of shares underlying each stock acquisition right is calculated as the number of issued and outstanding common shares on a fully diluted basis as of the previous day of the listing date on a stock exchange multiplied by 3% and divided by 300,000, subject to adjustment as provided in the 1st Stock Acquisition Rights Allotment Agreement, dated March 3, 2024, between rYojbaba Co., Ltd. and HeartCore.

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

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Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Articles of Incorporation of rYojbaba Co., Ltd.

4.1**	Form of the Representative’s Warrants

5.1**	Opinion of A.I. Links Law Office regarding the validity of common shares being registered

5.2**	Opinion of Anthony, Linder & Cacomanolis, PLLC regarding the validity of Representative’s Warrants being registered

10.1**	Consulting and Services Agreement, dated as of April 4, 2023, between rYojbaba Co., Ltd. and HeartCore Enterprises, Inc.

10.2**	1st Stock Acquisition Rights Allotment Agreement, dated March 3, 2023, between rYojbaba Co., Ltd. and HeartCore Enterprises, Inc.

10.3**	Form of Independent Director Agreement between rYojbaba Co., Ltd. and Ferdinand Groenewald

21.1**	List of Subsidiaries of the rYojbaba Co., Ltd.

23.1*	Consent of TAAD, LLP

23.2**	Consent of A.I. Links Law Office (included in Exhibit 5.1)

23.3**	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.2)

24.1**	Power of Attorney (included on the signature page of this registration statement)

99.1**	Consent of Independent Director Nominee Ferdinand Groenewald

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Includes management contracts and compensation plans and arrangements

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Item 9. Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S.

Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

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(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fukuoka, Japan on July 1, 2025.

rYojbaba Co., Ltd.

By:	/s/ Ryoji Baba
Ryoji Baba
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ryoji Baba	Chief Executive Officer and Director	July 1, 2025
Ryoji Baba	(Principal Executive Officer)

*	Chief Financial Officer and Director	July 1, 2025
Satoshi Saito	(Principal Financial and Accounting Officer)

*	Chief Accounting Officer and Director	July 1, 2025
Yusuke Hirata

By:	/s/ Ryoji Baba
Ryoji Baba
Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of rYojbaba Co., Ltd., has signed this registration statement on July 1, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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